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Exhibit 10.47

        May 24, 2002

Mr. Stephen A. Wynn
Managing Member
Valvino Lamore, LLC
3145 Las Vegas Blvd. South
Las Vegas, NV 89109

        Re:    Letter of Intent

Dear Mr. Wynn:

        The purpose of this letter of intent (the "Letter of Intent") is to notify and inform that Ferrari North America, Inc. ("FNA"), is prepared to approve the request of Valvino Lamore, LLC, or a related entity to be formed ("New Dealer Co."), to become an authorized Ferrari dealer in the Las Vegas, Nevada market specifically subject to all the following terms and conditions:

  1.
  An entity to be formed or an existing wholly-owned subsidiary of Valvino Lamore, LLC ("New Dealer Co.") will commence dealership operations no later than December 31, 2004 barring any unforeseen delays in the construction of the "Le Reve" hotel complex.

  2.
  New Dealer Co. agrees that its appointment as an authorized Ferrari dealer is conditioned on construction of a suitable facility and location, meeting FNA's facility and other operating standards, based on the conceptual drawings provided to FNA where the dealership sales, service and parts operations were to be located within the "Le Reve" hotel complex, adjacent to the main reception area on Las Vegas Boulevard.

  3.
  New Dealer Co. will provide FNA with an executed copy of all purchase documents or lease agreements related to the dealership facility.

  4.
  New Dealer Co. will submit to FNA, for its review and approval, design renderings and plans of the interior and exterior of the facility in sufficient detail so as to accurately display the design, signage, allocation of building space, work bay/lift space and materials of said facility. A review will be performed ninety (90) days after commencement of dealership operations, and New Dealer Co. agrees to abide by the findings of this review, to ensure the facility complies with FNA Corporate Identity standards including the design, signage, allocation of building space and the work bay/lift requirements that FNA has established for dealerships projected to retail between twenty (20) and forty (40) new Ferrari automobiles per year. New Dealer Co. understands and agrees that New Dealer Co.'s failure to satisfy the immediately preceding conditions within this period will constitute a material and fundamental violation of this Letter of Intent.

  5.
  New Dealer Co. agrees that it will provide FNA with a permanent exclusive showroom with adjoining service and parts operations in the Las Vegas, Nevada market. New Dealer Co. agrees to provide FNA with quarterly updates as to the status of construction of the dealer facility as well as the anticipated completion date of the project

  6.
  Assuming all other conditions of this Letter of Intent are met, New Dealer Co. is approved to operate under the trade (dba) name "Ferrari of Las Vegas".

  7.
  New Dealer Co. must obtain and continuously maintain floorplan financing with a financial institution acceptable to FNA in an amount not less than one million five hundred thousand ($1,500,000) dollars, exclusively for the purchase of new and used Ferrari automobiles. The amount of floorplan financing required is subject to modification by FNA in the exercise of its reasonable business judgment.

  8.
  New Dealer Co will identify a verifiable source of capital funding for the dealership and obtain a firm, documented commitment for same such that at the commencement of dealership operations, net working capital will total no less than five hundred thousand ($500,000) dollars and net worth will total no less than one million five hundred thousand ($1,500,000) dollars. Proof of the existence and availability of such finds must be submitted to FNA no later than two weeks prior to the commencement of the dealership's Ferrari operations. New Dealer Co. also agrees to establish a mechanism to ensure that the dealership continuously meets all financial standards that FNA shall establish from time to time, including but not limited to, all liquidity, cash position and net working capital requirements.

  9.
  New Dealer Co. will grant FNA a first and senior priority security interest in the Ferrari franchise and take all reasonable steps necessary to allow FNA to perfect, record and maintain same.

  10.
  New Dealer Co. will submit a pro forma opening Financial Statement, to reflect capitalization and expense projections that are consistent with Ferrari dealers projected to retail between twenty (20) and forty (40) new Ferrrari automobiles per year.

  11.
  New Dealer Co. will complete a Ferrari Application for Authorized Dealer Agreement and submit to Ferrari within 30 days of receipt. New Dealer Co. understands that the approval granted within this document is contingent upon a satisfactory review and approval of the Ferrari Application for Authorized Dealer Agreement.

  12.
  New Dealer Co. understands and agrees that New Dealer Co.'s application is based on New Dealer Co.'s representation that it will be a wholly owned affiliate of Valvino Lamore, LLC or its publicly-traded parent corporation. Prior to the parent corporation's initial public offering, its stock will be 47.5% owned by Mr. Steve Wynn, 47.5% owned by Aruze USA, Inc and 5.0% owned by Baron Asset Fund. It is anticipated that, after the IPO, the public will own no more than 40% of that entity with the remaining stock held in the same proportions noted above. No further change in the aforesaid shares will be made without prior consultation with, and the prior written approval, of FNA. Any unapproved transfer of an ownership interest in the dealership, whether by operation of law or otherwise, shall constitute a material breach of this agreement (and any FNA Dealer Agreement to which New Dealer Co. may subsequently become a party) and shall justify its termination upon such notice, if any, required by applicable law.

  13.
  New Dealer Co. will work with FNA to develop a five year business plan which will include projected new and used sales volumes, parts and service sales, expenses, profit and a detailed marketing plan.

  14.
  New Dealer Co. will appoint a General Manager who must be approved in writing by FNA who will serve as the dealership's Dealer Operator with full authority to manage and operate the Ferrari retail business. New Dealer Co. will also appoint a Sales Manager, Service Manager and a Parts Manager who must be approved in writing by FNA.

  15.
  New Dealer Co. agrees to purchase all parts, tools and manuals that FNA believes are necessary or desirable for the efficient and effective operation of the dealership's service department

  16.
  New Dealer Co. understands and agrees that in addition to the requirements set forth in this Letter of Intent and Performance Agreement, New Dealer Co.'s Ferrari dealership must continuously meet all of FNA's capital, facility, personnel, customer satisfaction and operational standards.

  17.
  New Dealer Co. represents and warrants to FNA that New Dealer Co. has independently reviewed and projected financial commitments, potential for profits and potential for losses that may result from entering into this Letter of Intent and a FNA Dealer Agreement, and that New Dealer Co. is in a superior position as compared to FNA to know and understand New Dealer Co.'s potential for profit and/or loss as a result of entering into this Letter of Intent and a FNA Dealer Agreement. New Dealer Co. warrants and represents to FNA that New Dealer Co. have not relied upon any representations or statements made by FNA or any of its employees with respect to any potential for such profit or loss, now or in the future, that may result from becoming or continuing as an authorized FNA dealer. New Dealer Co. further acknowledges and agrees that the relationship between FNA and New Dealer Co. is, and at all times has been, an "arms length" commercial relationship, and that there was no "special or fiduciary relationship" between FNA and New Dealer Co. with respect to this agreement.

  18.
  New Dealer Co. will also apply to Maserati North America, Inc ("MNA"), wholly owned by FNA, for a Maserati Dealer Agreement. The parties understand that approval of any such application is at MNA's sole discretion. New Dealer Co. also understands and agrees that it must represent both Ferrari and Maserati, and that approval for each is, in part, dependant on New Dealer Co.'s agreement to represent both brands, if approved by FNA and MNA. If New Dealer Co.'s application is approved, New Dealer Co. will of course be required to meet all of Maserati's requirements, including but not limited to, those related to personnel, facilities, capitalization and customer satisfaction. If New Dealer Co.'s application is approved, FNA will permit the Ferrari facility to be used by both Ferrari and Maserati, provided that New Dealer Co. complies with all facility, operational, capital, corporate identity and other requirements of both Ferrari and Maserati.

  19.
  FNA and Dealer understand and agree that in fulfilling the terms and conditions hereof time is of the essence.

  20.
  Upon completion of the terms and conditions of this Letter of Intent, FNA will agree to offer, and New Dealer Co. agrees to execute, such a standard form dealer agreement (the same agreement that will be offered to the entire U.S. and Canadian authorized Ferrari dealer body) as is used with our dealers (assuming, of course, that New Dealer Co.'s dealership is in good standing and not in breach of any of its obligations at the time said agreement is distributed).

  21.
  FNA understands that New Dealer Co. also has an interest in opening a Ferrari retail store and/or a Ferrari themed restaurant to be located within the "Le Reve" complex. FNA will facilitate negotiations for both projects, however any approvals for such projects would be granted independently and separately from the conditional approvals for dealer operations contained in this letter.

Sincerely,
/s/ JACK CLARKE Jack Clarke Business Development Manager
AGREED TO AND ACCEPTED this 29 day of May, 2002
VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN Stephen A. Wynn Managing Member

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Exhibit 10.47